EXHIBIT 99.1




                               Dorra Shaw & Dugan
                          Certified Public Accountants





                          INDEPENDENT AUDITORS CONSENT





March 29, 2001



GENERAL CONSUMER PRODUCTS, INC.
222 Lakeview PMB 433
West Palm Beach, FL   33401



Gentlemen,

         We are unable to complete the financial statements of General Consumer Products, Inc., as of December 31, 2000 and for the fiscal year then ended in time for the Company's Form 10-KSB to be filed timely, as we just received the information to allow us to complete our part. Thank you.





/s/ Dorra Shaw & Dugan
Certified Public Accountants
December 27, 2000




                  270 South County Road * Palm Beach, FL 33480
                  Telephone (561) 822-9955 * Fax (561) 822-9955
                              Website: dsd-cpa.com